UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2019

VMWARE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	VMW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On August 22, 2019, Pivotal Software, Inc., a Delaware corporation (“Pivotal”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VMware, Inc., a Delaware corporation (the “Company”), and Raven Transaction Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Pivotal (the “Merger”), with Pivotal surviving the Merger and becoming a wholly owned subsidiary of the Company. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The Company and Pivotal are both majority-owned subsidiaries of Dell Technologies Inc., a Delaware corporation (“Dell Technologies”). The Company owns 16.3% of Pivotal’s outstanding common stock, or 15.1% of Pivotal’s fully diluted outstanding common stock, consisting entirely of shares of Pivotal Class B common stock. Dell Technologies indirectly through the Company and through EMC Equity Assets LLC, a Delaware limited liability company (“EMC”), beneficially owns 100% of the outstanding shares of Pivotal Class B common stock, representing approximately 64.5% of Pivotal’s outstanding common stock, or 59.9% of Pivotal’s fully diluted outstanding common stock (inclusive of the amounts owned by the Company).

The terms of the Merger Agreement provide that, unless otherwise specified in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Pivotal Class A common stock will be canceled and automatically converted into the right to receive $15.00 in cash, without interest and subject to deduction for any required withholding tax (the “Class A Merger Consideration”).

The terms of the Merger Agreement also provide that, unless otherwise specified in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Pivotal Class B common stock will be converted into the right to receive .0550 of a share of Class B common stock of the Company (the “Class B Merger Consideration”).

The terms of the Merger Agreement also provide that each Pivotal stock option that is (i) unvested and outstanding with an exercise price less than the Class A Merger Consideration and held by a continuing employee will be substituted by the Company at the effective time of the Merger for an option under the Company’s Amended and Restated 2007 Equity and Incentive Plan (the “Plan”) to purchase shares of the Class A common stock of the Company on the same material terms and conditions as were applicable to such Pivotal stock option as of immediately prior to the effective time of the Merger, subject to certain adjustments as set forth in the Merger Agreement (each a “Substituted Option”), (ii) outstanding and vested and exercisable for an exercise price less than the Class A Merger Consideration or held by a non-employee director of Pivotal (whether vested or unvested) will be canceled immediately after the effective time of the Merger in exchange for payment to the holder of the Pivotal Option Cash Out Amount, and (iii) not substituted for Substituted Options or exchanged for the Pivotal Option Cash Out Amount will be canceled immediately after the effective of the Merger for no consideration.

The terms of the Merger Agreement also provide that each Pivotal restricted stock unit award that is (i) unvested and outstanding and held by a continuing employee will be substituted by the Company at the effective time of the Merger for a restricted stock unit award under the Plan covering Class A common stock of the Company on the same material terms and conditions as were applicable to such restricted stock unit award as of immediately prior to the effective time of the Merger, subject to certain adjustments set forth in the Merger Agreement (each a “Substituted RSU”), (ii) outstanding and vested or held by a non-employee director (whether vested or unvested) will be canceled at the effective time of the Merger in exchange for payment to the holder of the Pivotal RSU Cash Out Amount, and (iii) not substituted for Substituted RSUs or exchanged for the Pivotal RSU Cash Out Amount will be canceled at the effective time of the Merger for no consideration.

The Merger and the Merger Agreement have been approved by the board of directors of each of the Company (acting upon the unanimous recommendation of a special committee of the board of directors of the Company, consisting solely of independent and disinterested directors, authorized to, among other things, negotiate, evaluate and approve or disapprove potential transactions with Pivotal) and Pivotal (acting upon the unanimous recommendation of a special committee of the board of directors of Pivotal, consisting solely of independent and disinterested directors authorized to, among other things, negotiate, evaluate and approve or disapprove a potential transaction with the Company).

Completion of the transaction is conditioned on the adoption of the Merger Agreement by the holders of (i) at least a majority of the outstanding shares of Pivotal Class A common stock not owned by the Company or any of its affiliates, (ii) at least a majority of the outstanding shares of Pivotal Class A common stock, (iii) at least a majority of outstanding shares of Pivotal Class B common stock, and (iv) at least a majority of the outstanding shares of Pivotal Class A common stock and Pivotal Class B common stock, voting together as a single class, which condition is not subject to waiver by the Company or Pivotal.

Completion of the transaction is also subject to other customary closing conditions including (i) the absence of any order, judgment or decree by any governmental entity that prohibits or makes the consummation of the transaction illegal, (ii) subject to certain exceptions, the accuracy of each party’s representations and warranties and (iii) compliance in all material respects by each party with its obligations under the Merger Agreement. The transaction is not subject to a financing condition.

The Merger Agreement contains customary representations and warranties of both the Company and Pivotal. Pivotal has also agreed to customary covenants regarding the operation of Pivotal and its subsidiaries prior to the effective time of the Merger, including covenants not to, during the pendency of the Merger, solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain customary termination rights for the Company and Pivotal, including a right for either party to terminate the Merger Agreement if the Merger is not completed by February 18, 2020, unless otherwise extended pursuant to the terms of the Merger Agreement. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, Pivotal will be obligated to pay the Company a termination fee of $95,000,000.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Pivotal or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and investors should not rely on them as statements of fact.

Voting Agreement

Concurrently with the execution of the Merger Agreement, Ford Motor Company (“Ford”), a stockholder of Pivotal, entered into a voting agreement (the “Voting Agreement”), pursuant to which Ford has agreed, among other things and subject to the terms and conditions set forth therein, to vote its shares of Pivotal Class A common stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Consent and Support Agreement

On August 22, 2019, the Company, Dell Technologies, EMC and, solely with respect to certain sections therein, EMC Corporation, a Massachusetts corporation (“EMC Parent”), entered into a Consent and Support Agreement (the “Support Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, (i) Dell Technologies and EMC have agreed to vote their shares of Pivotal Class B common stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) EMC Parent provided the Company Charter Consent (as described in Item 5.07 below), and (iii) Dell Technologies and EMC Parent agreed to deliver, in respect of the shares of Pivotal Class B common stock it beneficially owns, an irrevocable consent in writing, no later than 24 hours following the execution and delivery of the Merger Agreement, approving the issuance of the shares constituting the Class B Merger Consideration.

In addition, the Support Agreement requires that prior to the closing of the Merger each of the Company and Dell Technologies will enter into the Second Amended and Restated Tax Sharing Agreement (the “Second Amended TSA”) with Dell Technologies, EMC and their respective affiliates. The Second Amended TSA will be generally effective for tax periods (or portions thereof) beginning after the Closing (such periods, “Post-Closing Periods,” and tax periods (or portions thereof) ending on or before the date of the Second Amended TSA, “Pre-Closing Periods”). The Second Amended TSA amends and restates the Amended and Restated Tax Sharing Agreement, entered into on September 6, 2016 (the “First Amended TSA”). The First Amended TSA amended and restated the Tax Sharing Agreement dated August 13, 2007, and subsequently amended on January 1, 2011 (as amended, the “Prior TSA”), to which EMC and the Company were parties. The Second Amended TSA provides for certain modifications and clarifications to the First Amended TSA, including but not limited to:

•

The Company’s liability for its share of the Dell Technologies’ consolidated or combined group’s liability for any tax period will not exceed the amount of the liability that the Company would have incurred had the Company and its affiliates not been a part of such consolidated or combined group;

•

The Company’s liability for amounts pursuant to Section 965 of the Internal Revenue Code, as amended, shall be solely governed by the Section 965 Letter Agreement dated April 1, 2019 (which agreement was filed by the Company on Form 10-Q for the period ended May 3, 2019).

•

(i) As provided in the First Amended TSA, the Prior TSA shall continue in full force and effect with respect to tax periods ending prior to and on the Effective Time (as that term is defined in the Agreement and Plan of Merger dated as of October 12, 2015, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of May 16, 2016), (ii) the First Amended TSA shall continue in full force and effect with respect to tax periods (or portions thereof) ending after the Closing and on or before the date of the Second Amended TSA, (iii) the Second Amended TSA shall be effective with respect to Post-Closing Periods, (iv) the Tax Sharing Agreement by and among Dell Technologies and its affiliates, EMC and its affiliates, and Pivotal dated as of February 8, 2017 (the “Pivotal TSA”) shall survive and remain in effect with respect to Pre-Closing Periods, and (v) in the event of any conflict between the Pivotal TSA, on the one hand, and the Prior TSA, the First Amended TSA, and the Second Amended TSA, on the other hand, the latter shall control.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. In addition, the foregoing description of the Second Amended TSA does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended TSA, which is set forth as an exhibit to the Support Agreement attached hereto as Exhibit 10.2 and incorporated herein by reference. Additional information about the Tax Sharing Agreement is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2019, which was filed with the SEC on March 29, 2019.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the issuance of shares of the Company’s Class B common stock is incorporated into this Item 3.02 by reference. Such shares of Class B common stock will, when issued, not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and will be issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

Item 5.07.	Submission of Matters to a Vote of Securityholders

The information set forth in Item 1.01 above with respect to the Support Agreement is incorporated into this Item 5.07 by reference. Among other things, the Support Agreement included the consent of EMC Parent (acting in its capacity as the holder of all of the outstanding shares of the Company’s Class B common stock) to the Company’s entry into the Merger Agreement, and the consummation of the transactions contemplated thereby, for all purposes required pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter Consent”). On the same date, following the execution of the Merger Agreement and the Support Agreement, Dell Technologies and EMC Parent executed and delivered a written consent (the “Written Consent”) adopting and approving the issuance of shares of the Company’s Class B common stock on behalf of the stockholders of the Company. No further approval of the stockholders of the Company is required to effectuate the Merger or to approve the issuance of the shares constituting the Class B Merger Consideration or the other transactions contemplated by the Merger Agreement.

The Company will prepare an information statement for its stockholders containing the information with respect to the issuance of the shares constituting the Class B Merger Consideration and the Written Consent approving such issuance as required by Schedule 14C promulgated under the Securities Exchange Act of 1934, as amended. When completed, the definitive information statement will be mailed to the Company’s stockholders.

Item 7.01	Regulation FD Disclosure.

On August 22, 2019, the Company and Pivotal issued a joint press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01 of this report on Form 8-K, including the information in Exhibit 99.1 hereto, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K, including the information in Exhibit 99.1 hereto, shall not be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act regardless of any general incorporation language in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s current expectations, including, among other things, statements regarding the consummation of the acquisition of Pivotal, the payment of any consideration in connection therewith, the anticipated timing for the closing of the transaction, the expected issuance of the Company’s Class B common stock in respect of the Class B Merger Consideration, the expected issuance of the Company’s Class B common stock in respect of the substituted equity awards and any assumptions underlying any of the foregoing. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to the outcome of the vote by Pivotal stockholders to approve the Pivotal acquisition; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (6) the risk that the business will not be integrated successfully; (7) disruption from the transaction making it more difficult to maintain business and operational relationships; (8) negative effects of this announcement or the consummation of the proposed acquisition on the market price of VMware’s common stock, credit ratings and operating results; (9) the risk of litigation and regulatory actions related to the proposed acquisition; (10) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (11) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this Current Report on Form 8-K, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and Form 10-Q and Current Reports on Form 8-K that the Company has filed and may file from time to time, which could cause actual results to vary from expectations. The Company assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this Current Report on Form 8-K.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, the Company and/or Dell Technologies in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at investors.pivotal.io or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io.

Pivotal, the Company, Dell Technologies and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 22, 2019, by and among VMware, Inc., Raven Transaction Sub, Inc. and Pivotal Software, Inc.*

10.1	Voting Agreement

10.2	Consent and Support Agreement

99.1	Joint Press Release, dated August 22, 2019.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMWARE, INC.

By:	/s/ Craig Norris
Name: Craig Norris
Title: Vice President, Deputy General Counsel and Assistant Secretary

Dated: August 22, 2019